EXHIBIT 10.8

NORTHSIGHT CAPITAL, INC.

7740 EAST EVANS ROAD, ST. A101

SCOTTSDALE, AZ 85260

Howard R. Baer

7740 East Evans Rd.

Scottsdale, AZ 85260

Re: Agreement for Business Advisory Services

Dear Mr. Baer:

This letter will confirm the terms and conditions under which you, Howard R. Baer, will render business advisory services to Northsight Capital, Inc., a Nevada corporation (“Northsight”) on a month to month basis. This agreement may be terminated by either of us upon written notice for any reason. This Agreement supersedes the consulting agreement between Northsight and HR Baer Consulting, LLC (controlled by Howard R. Baer) dated May 30, 2014.

You will provide such business advisory services to Northsight as it may reasonably request, including with respect to budgeting, website development and sales and marketing with respect to its various web portals, including WeedDepot.com. The objective of these business advisory related services is to expand Northsight’s business opportunities. Without limiting the generality of the foregoing, you agree to devote at least 100 hours per month to rendering business advisory services to Northsight. In order that you may understand the business of Northsight, you shall be permitted to observe meetings of the board of directors of Northsight (but you shall not have any decision making authority). You shall report to and be subject to the direction and supervision of the board of directors of Northsight. You shall keep strictly confidential all business related information of Northsight that you acquire in connection with rendering services hereunder. You shall provide business advisory services to Northsight, but you shall not have any authority to make any decisions for Northsight; all decisions shall be made by the management of Northsight.

As compensation for your services during the term of this Agreement, Northsight will pay you monthly consulting fees of $15,000. These consulting fees shall begin effective December 1, 2014 and shall be payable monthly in advance on or before the first day of each month. Northsight will reimburse you for reasonable out of pocket business expenses incurred, subject to submission of such documentation (including receipts) as Northsight may reasonably request and approval of a member of the Board of Directors for any expense in excess of $250.

If the foregoing accurately describes our agreement, please countersign this letter agreement below where indicated and return a copy to us.

Thank you and we look forward to working with you.

Accepted and Agreed	NORTHSIGHT CAPITAL, INC.

/s/ Howard R. Baer	/s/ John Bluher
Howard R. Baer	By: John Bluher, CEO
Dated: December 2, 2014	Dated: December 2, 2014